NEWS RELEASE

Tony Squeglia
Quentra Networks, Inc.
(310) 235-0328
e-mail: asqueglia@quenta.net

      Quentra Networks Files Petition for Chapter 11 Bankruptcy Protection

Los Angeles, CA - December 15, 2000 - Quentra Networks, Inc. (Nasdaq:QTRA), a provider of localized residential e-commerce and telecom services, today announced that it has filed a petition for Chapter 11 protection with the U.S. Bankruptcy Court for the Central District of California.

"We have taken this step as part of an on-going effort to restructure and ultimately strengthen the Company's financial condition," said Bruce Ballenger, Quentra's recently appointed chief executive officer. "Our goal is the rapid development and execution of plans that will deliver value to our stakeholders. We believe we will be able to reorganize Quentra to provide maximum value to our creditors and shareholders as well as to be a profitable and successful company."

"Quentra will continue to maintain normal business operations for its customers. Our core business going forward will be the delivery of bundled e-commerce and telecom services from HomeAccess. Thanks to the diligent efforts of our employees, vendors, marketing partners and customers, we are currently conducting final testing and will be delivering the first set of Web phones for the HomeAccess deployment in Portland, OR. We expect to initiate that deployment shortly and expect to ramp up quickly to meet the level of anticipated demand," said Ballenger.

Quentra recently announced it has taken actions to significantly lower its operating expenses by reducing the size of its workforce, primarily in its retail and international telecom operations and plans to consolidate the majority of the Company's remaining operations and employees. In addition, the Company previously announced that it is actively pursuing options that could result in the divestiture of significant portions of its telecom businesses, which could further reduce operating losses.

About Quentra Networks, Inc.

Based in Los Angeles, CA, Quentra Networks, Inc. (Nasdaq: QTRA) provides localized, residential e-commerce services using Internet appliances such as Web phones and wireless personal digital assistants (PDAs) as well as telecommunications services. Quentra develops and markets software systems that enable residential consumers to connect with multiple Internet services and local vendors. Consumers are provided with a "personal portal" to local electronic content and services, including local and long distance calling, messaging, news and information, financial services, bill presentation and payment, travel and entertainment, directory search, shopping as well as personal productivity services. For more information on Quentra, please visit the Company's Web site: http://www.quentra.net or call 1-310-235-0310.

The statements in this news release may be considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this news release. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more complete information, please refer to the Company's Form 10-K, Form 10-Q and other filings with the SEC.